EXHIBIT 23.7


           CONSENT OF YEMINLI MALI MUSAVIRLIK, INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements on Form S-8 of ECI Telecom Ltd. pertaining to the ECI Telecom Ltd. Employee Share Purchase Plan and ECI Telecom Ltd. U.S. Employee Share Purchase Plan and the registration statements on Form S-8 (No.s 333-103669, 333-12868, 333-9860,
333-10078, 33-75904, 33-74150, 33-49984, 33-31411 and 33-26117) of ECI Telecom
Ltd. of our report dated January 27, 2003 with respect to the financial statements of ECI Telecom Ltd. as at December 31, 2002, incorporated by reference into ECI Telecom Ltd.'s current report on Form 8-K.

/S/ Mazars/Denge Ankara Yeminli Mali Musavirlik, A.S.
MAZARS/DENGE ANKARA YEMINLI MALI MUSAVIRLIK A.S.

June 2, 2003